EXHIBIT 10.7

                              CONSULTING AGREEMENT

         Agreement made this 25 day of February, 2002, between, NEUROTECH (hereinafter Referred to as "Corporation"), and PACIFICA FINANCIAL GROUP, INC. (herein after referred to as "Consultant"),

         In consideration of the mutual promises contained in this Agreement, the contracting parties agree as follows


                                    Recitals:

         The Corporation desires to engage the services of the Consultant to perform for the Corporation consulting services regarding -all phases of the Corporation's "Public Relations" in the area of investor relations and broker/dealer relations as such may pertain to the operation of the Corporation's business.

         The Consultant desires to consult with the Board of Directors, the Officers of the Corporation, and certain administrative staff members of the Corporation and to undertake for the Corporation consultation as to the company's public' relations activities involving corporate relations and relationships, with -various broker/dealers involved in the regulated securities industry.


                                    AGREEMENT
                                      Term

1. The respective duties and obligations of the contracting parties shall be for a period of six (6) months commencing on the date first appearing above. This Agreement may be terminated by either party only in accordance with the terms and conditions set forth in Paragraph 6 below.


                        Services Provided by Consultant

2. Consultant will provide consulting services in connection with the Corporation's public relations' dealing with NASD broker/dealer and the investing public. At no time shall the Consultant provide services, which would require Consultant to be registered and licensed with any federal or state regulatory body or self-regulating agency. During the term of this agreement, Consultant will provide those services customary provided for a public relations firm to a Corporation, including but not limited to the following:

         (a) Aiding the Corporation in developing a marketing plan directed at informing the public as to the business of the Corporation; and:

         (b). Providing assistance and expertise in devising an advertising campaign in conjunction with the marketing campaign as set forth in (a) above; and

         (c) Aid and assist the Corporation in the Corporation's efforts to secure "market makers" which will trade the Corporation's stock to the public by providing such information as my be required; and

         (d) Aid and advise the Corporation in establishing a means of securing nationwide interest in the Corporation's securities; and



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         (e)  Aid  and  consult  the   Corporation   in  the   preparation   and
dissemination of all "due diligence packages requested by and furnished to NASD registered broker/dealers, and or other institutional and/or fund managers requesting such information from the Corporation; and


                                  Compensation

3. (a) In consideration for the services prvided by Consultant to Corporation, the Corpoation shall pay or cause to be deleivered to the Consultatnt, on the execution of this Agreement, or within five (5) calender days from the effective date:

         An initial payment of 2,500,000 free trading shares of NURO. An additional amount of 2,000,000 free trading shares of Nuro shal be deemed payable within thirty (30) days following the start date of this agreement. A finall payment of 1,500,000 sh ares shall be deemed payable within 60 days following the start date of this agreement.

         (b) The Cotporation agrees that in the event the stock bas not been received in the Consultant's account within five (5) days of the date of execution of this Consultant Agreement or any subsequent written agreements related hereto Corporation shall pay to Consultant in U.S. funds an additional amount equal to 5% of such equal value alternative compensation as liquidated damages. This shall continue for each and every ten.(10) day period said stock.is not received by Consultant. Said funds tobe wired to Consultant, without notice, within three days of any default.


                         Representations of Corporation

4. (a) the Corporation , upon entering this Agreement, hereby warrants and guarantees to the Consultatnt that all statements, either written or oral, made by the Corporation to the Consultant are true and accurate, and contain no misstatements of a material fact. The Corporation acknowledges that.the information it delivers to the Consultant will be used by the consultant in preparing materials regarding the Company's business, including but not necessarily limited to. Its financial condition for dissemination to the public. Therdore, in accordance with Paragraph 6 below, the Corporation shall hold harmless the Consultant from any and all errors, omissions, misstatements, negligent or intentional misrepresentations, in connection with all information fumished by Corporation to Consultant, in accordance with and pursuant to the terms and conditions of this Agreement for whatever purpose or purposes the Consultant sees fit to use said informatiom The Corporation further represents and warrants that as to all matters set forth within this Agreement, the Corporation has had independent legal counsel and will continue to maintain independent legal counsel to advise tbe Corporation of all matters concerning, but not necessarily limited to corporate law, corporate relations, investor relations, all manners concerning and in connection with the Company's activities regarding the Securities Act of 1933 and 19934, and state Blue Sky laws.



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         (b) In addition to the  representations and warranties set forth above, the Corporation further warrants to the Consultant that the share makeup of the Corporation is as follows:

1.       Authorized:    200,000,000 shares.
                        -----------
2.       Issued:    117,556,471 shares.
                    -----------
3.       Outstanding:    117,556,471 shares.
                         -----------
4.       Free trading (float):    40,000,000 shares.
                                  ----------
5.       Shares subject to rule 144 restrictions:    30,000,000 shares
                                                     ----------


                                Limited Liability

5. With regard to the services to be peformed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not, be liable to the Corporation, or to anyone who may claim Any right due to any relationship with the Corporation, or any acts or omissions in the performance of services on the part of the Consultatnt, or on the part of the agents or employees of the Consultant, except when said acts, or omissions of the Consuitant are due to its willful misconduct or culpable negligence.


                                   Termination

6. This Agreement may be terminated by either party upon the giving of not less than thirty (3 0) days written notice, delivered to the parties at such address or addresses as set forth in, Paragraph 7, below. In the event this Agreement is terminated by the Corporation,. all compensation paid by Corporation to the Consultant shall be deemed earned. In the event this Agreement is terminated by Consultant, the Consultant Shall repay to the Corporation a reasonable fee for the services not performed by the Consultant. Any repayment of funds or stock due from Consultant to Corporation may, at the option of the Consultant, be paid either by cash or the equivalent number of shares of the Corporation received by the Consultant from the Corporation in accordance with Paragraph 3, above. The valuation of said shares as the date shares are tendered back to the Corporation.


                                     Notices

7. Notices to be sent pursuant to the terms and conditions of this Agreement. shall be sent as follows:


                                As to Consultant
                                ----------------
                            Pacifies Financial Group
                           4600 Campus Drive Suite 201
                         Newport Beach, California 92663


                               As to Corporation:
                               -----------------
                                 Neurotech, Inc
                               10 Cedar Swamp Road
                             Glencove, NewYork 11542




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                                 Attorneys' Fees

8. In the event any litigation or controversy, including arbitration, arises out of or in connection with this Ageement between the parties hereto, the prevailing party in such litigation arbitration or controversy, shall be entitled to recover from the other party or parties, all reasonable attorneys' fees, expenses and suit costs, including those associated within the appellate or post judgement collection proceedings.


                                   Arbitration

9. In connection with any controversy or claim arising out of or relating to this Agreement, the parties hereto.agree that such controversy shall be submitted to arbitration, In conformity with the Federal Arbitration Act (Section 9 U. S. Code Section 901 et seq). and shall be conducted in accordance with the Rules of the American Arbitration Association. Any judgment rendered as a result of the Arbitration of any dispute herein, shall upon being rendered by the arbitrators be submitted to a Court of competent jurisdiction within the State of California or in any state where a party to this action maintains principal business or is a Corporation incorporated in said state.


                                  Governing Law

10. This Agreement shall be construed under and in accorandance with the laws of the State of California, and all obligations of the parties created under it are performed in Orange County, California. Further, in any controversy arising out of this Agreement, wherein arbitration is elected, the venue for said arbitration shall be in Orange County, California, and all parties hereby consent to that venue as the proper jurisdiction for said prooeedings provided herein.

                                  Parties Bound

11. This Agreement shall be binding on an inure to the benefit of the contracting parties and their respective heirs, executor& administrations, legal representatives, successors and assigns when permitted by this Agreement.


                               Legal Construction

12. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the invalidity, illegality, or unenforceable shall not effect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.


                           Prior Agreements Superseded

13. This Agreetment constitutes the sole and only Agreement of the contracting parties and supersedes any prior understandings or written or oral agreements between the respective parties. Further, this Agreement may only be modified or changed by written agreements signed by all parties.



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                  Multiple Copies or Counterparts of Agreement

14. The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original, and all of such counterparts taken together shall have the effect of a fully executed original. Further, this Agreement may be signed by the Parties and copies hereof delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original copies for all purposes if original copies of the parties signature's are not delivered.


                                    Headings

15.      Headings  uscd   throughout   this  Agreement  are  for  reference  and
convenience, and in no way define, limit or describe the scope or intent of this Agreemant or effect its provisions,


IN WITNESS WHEREOF, the parties have set their hands and seal as of the date written above



NEUROTECH, INC.                      PACIFICA FINANCIAL GROUP

BY:    /S/ Bernard Artz              BY:    /S/ Carl R. Marciniak
       ----------------------               -------------------------------
       Bernard Artz, CEO                    Carl R. Marciniak, Managing Partner

Date:  February 26, 2002             Date:  February 26, 2002








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